EXHIBIT 99.2

Kroger Announces Agreements to Improve
Security and Certainty of Pension Benefits

CINCINNATI, June 18, 2014 — The Kroger Co. (NYSE: KR) today announced changes in its participation in two multi-employer pension funds that will provide greater stability of current and future benefits for Kroger associates, reduce administration costs and enhance the prospects for future returns.

Pending approval of the fund trustees and the Pension Benefit Guarantee Corporation, Kroger has negotiated withdrawals from two multi-employer pension funds.  These include:

•                  The Washington Meat Industry Pension Trust, which covered approximately 870 current and 840 retired Kroger associates, mostly in Washington State.  Kroger will move the liability for pensions earned from this fund into the UFCW Consolidated Pension Fund that was established in December 2011.  Pension liabilities for current associates’ future service will be earned in the Seattle-based Sound Retirement Trust, which includes the majority of Seattle-area store clerks.

•                  The Pace Industry Union-Management Pension Fund, which included approximately 350 King Soopers pharmacists in the Denver area. These associates will now participate in a Kroger-sponsored 401k plan with matching benefits.

Kroger has agreed to contribute a total of approximately $56 million, after-tax, to restructure these pension obligations.  Because Kroger has made a commitment to fund this amount in the future, the majority of it over the next 5 years, the company will incur a charge in this amount to earnings for the first quarter of 2014.

“We are pleased to have reached agreements to help secure pension benefits that more than 2,000 associates have earned and to provide a future benefit that is competitive and affordable,” said Mike Schlotman, Kroger’s chief financial officer.  “We intend to continue looking for opportunities to leverage our strong financial flexibility to safeguard our associates’ benefits, increase certainty and control over future pension obligations, and continue delivering strong shareholder value.”

Kroger, one of the world’s largest retailers, employs more than 375,000 associates who serve customers in 2,640 supermarkets and multi-department stores in 34 states and the District of Columbia under two dozen local banner names including Kroger, City Market, Dillons, Food 4 Less, Fred Meyer, Fry’s, Harris Teeter, Jay C, King Soopers, QFC, Ralphs and Smith’s.  The company also operates 786 convenience stores, 320 fine jewelry stores, 1,240 supermarket fuel centers and 38 food processing plants in the U.S.  Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 80 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

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This press release contains certain forward-looking statements about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “will” and “intend.”

The extent to which the restructuring of pension obligations will provide stability of benefits, reduce costs, and enhance prospects for future returns will depend primarily on the performance of the funds in which the associates will participate after the restructuring. Our ability to find additional opportunities to safeguard associates’ benefits, increase certainty and control over future pension obligations, and deliver strong shareholder value will depend primarily on the extent to which fund trustees are willing to negotiate changes to or withdrawal from funds covering our associates.

We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Contacts:

Media, Keith Dailey, +1-513-762-1304, or Investors, Cindy Holmes, +1-513-762-4969